Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact;

Valerie Bellofatto

Extreme Networks Public Relations

408/579-2963

vbellofatto@extremenetworks.com

EXTREME NETWORKS APPOINTS MIKE WEST TO BOARD OF DIRECTORS

Company Broadens Board with New Chairman

SANTA CLARA, Calif., Oct. 1, 2004 – Extreme Networks, Inc. (Nasdaq: EXTR), a leader in Ethernet networking, has broadened its Board of Directors with the appointment of Mike West as chairman.

West brings to his role as chairman more than 30 years of experience in growing high-tech communications companies from emerging to market leader status. West was president, chief operating officer and a director of Octel Communications from Jan. 1995 to Aug. 1997, after having served as executive vice president since Sept.1986. His extensive communications industry experience also includes holding executive positions at Rolm Corp. from 1979 to Sept. 1986, the most recent as general manager of the National Sales Division.

The addition of West as chairman demonstrates Extreme Networks’ strong commitment to corporate governance.

“With the appointment of Mike as chairman, we are broadening the executive expertise within our board that can help guide the Company’s growth and ongoing commitment to corporate governance requirements,” said Gordon Stitt, president and CEO of Extreme Networks. “Mike’s proven track record for bringing companies to market leadership will help shape our direction as Extreme progresses to the next level.”

Extreme Networks, Inc.

Extreme Networks, Inc., delivers the most effective applications infrastructure by creating networks that are faster, simpler and more cost-effective. Headquartered in Santa Clara, Calif., Extreme Networks markets its network switching solutions in more than 50 countries. For more information, visit www.extremenetworks.com.

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Extreme Networks is a registered trademark of Extreme Networks, Inc. in the United States and other countries.